EXHIBIT 10.31

July 13, 2004

Mr. Franklin T. Jepson

2 Craig Court

Stamford, CT 06903

Dear Frank:

Position: On behalf of IntraLase Corp., I am pleased to confirm our offer of employment for the position of Vice President, Corporate Communications and Investor Relations, reporting to Robert Palmisano, President and CEO.

Compensation: As discussed, your bi-weekly salary will be $6,923.08.

Incentive Plan: You will also be eligible for a 30% bonus (pro-rata for 2004) based on corporate/departmental goals as outlined in the enclosed Executive Incentive Plan.

Signing Bonus: As a further commitment by IntraLase to you, IntraLase is providing you with a $35,000.00 signing bonus, which, at your option, has been deferred until January, 2005. In the event you voluntarily terminate your employment or IntraLase terminates your employment for reasons other than just cause, within the first 12 months of employment, you will be required to reimburse IntraLase, net of tax credits, an amount equal to 1/12 (one-twelfth) of the signing bonus for each month less than the first 12 months of employment.

Stock Options: Furthermore, so that you may be rewarded for your contributions to the Company’s success, upon approval by the Board of Directors, you will be granted 128,280 time based stock options exercisable based upon the IntraLase stock option agreement. Details and the formal documentation of the plans will be forthcoming. Frank this new number reflects the Board’s proposed split as of July 15, 2004.

Relocation and Moving Expense. During the six month period before and after date of hire, the company will pay for (i) up to 2 round-trip airfares for you to come to Orange County to participate in identifying a home in Orange County (“New Home”) and (ii) the consequential costs of selling your home in Connecticut (“Current Home”) including brokers’ fees, closing costs, title insurance, and other incidental customary closing costs (the “Relocation Expenses”). In addition, upon such election to relocate the Company shall pay for reasonable moving expenses in connection with your relocation from your current home to your new home, specifically the cost of movers for personal property including two automobiles (“Moving Expenses”). This Relocation Expense and Moving Expense shall not exceed $100,000.00, inclusive of the “gross up” of relocation expenses deemed by the IRS to be taxable. To the extent that such Relocation Expenses hereunder

Mr. Franklin T. Jepson

July 13, 2004

Page Two

are subject to income taxes payable by you, the Company shall pay you an amount to reimburse for such income taxes due “gross-up”. The Company shall promptly reimburse for Moving and Relocation Expenses upon submission of documentation (including receipts and invoices) supporting the expenses for which claims will be reimbursed. You agree to cooperate with the Company so as to obtain favorable rates for the costs and services for which the Company shall reimburse. The Company agrees that it will act reasonably in approving and reimbursing you for the Relocation and Moving Expenses.

Severance: In the event your employment is terminated for reasons other than just cause, IntraLase agrees to pay you one year’s severance.

Benefits: As an employee of IntraLase you are eligible for coverage in the Company’s benefit programs, which include medical, dental, vision, life insurance, short and long term disability, and our 401k plan. Information on these plans will be discussed at new hire orientation. You will also be eligible for all other benefits including paid holidays and vacation.

It should be noted, however, that nothing in this letter creates or is intended to create a promise or representation of continued employment with IntraLase Corp. Employment at IntraLase Corp. is at-will, and your at-will status can only be modified in a writing signed by the president of the Company. IntraLase also requires all employment-related disputes to be resolved through binding arbitration.

Full time employment is conditioned upon the following:

•	IntraLase Corp. is committed to providing a safe, efficient and productive work place. To achieve this objective, the Company desires to prevent drug or alcohol use in the work place. All offers of employment, temporary and full time are conditioned upon successful completion of this examination. The examination will be performed at the Company’s expense.

•	A complete and clear background check and satisfactory reference checks (references now completed).

•	Signing the Company’s Proprietary Information Agreement.

•	Completing all necessary new hire documentation.

In compliance with the Immigration Control Act of 1986, it will be necessary for you to produce documentation indicating your legal right to work in the United States. This may be in the form of a U.S. Passport, foreign passport with appropriate work visa, or a photo I.D. such as a driver’s license, your voter’s registration card, birth certificate or social security card.

Mr. Franklin T. Jepson

July 13, 2004

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Frank, we welcome you with the anticipation that you will make contributions here. IntraLase has a significant market opportunity that will provide both professional and financial growth for its employees. I feel that this is an excellent time to join our Company and hope that you will accept our invitation to join the IntraLase team.

Very truly yours,	Acceptance:

/s/ Linda M. Young	/s/ Franklin T. Jepson

Linda M. Young

Vice President, Human Resources	Franklin T. Jepson